EXHIBIT 10.1

EXECUTIVE AGREEMENT

This Executive Agreement (this “Agreement”) is entered into as of September 21, 2026 (the “Effective Date”), by and between Stark Focus Group, Inc. (the “Company”), and Matthew Szot, an individual (“Executive”) (each a “Party” and collectively the “Parties”).

WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, on the terms and subject to the conditions contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Position. During Executive’s employment with the Company, Executive will serve the Company as its Chief Financial Officer (“Position”). Executive will report to the Chief Executive Officer of the Company (the “CEO”).

2. Duties. Executive shall serve the Company in such capacities and with such duties and responsibilities as are consistent with his Position, or as may from time to time reasonably be assigned to him by the CEO or the Company’s Board of Directors (the “Board”). Executive will comply with and be bound by the Company’s policies, procedures and practices as are generally applicable to similarly situated employees of the Company.

3. Exclusive Service. During Executive’s employment, Executive will be a full-time employee of the Company and shall devote all of his business time and efforts, subject to vacation and other permitted absences, exclusively to this employment and apply all his skill and experience to the performance of his duties and advancing the Company’s interests in accordance with Executive’s experience and skills; provided, that Executive may engage in other business activities and charitable, civic, fraternal and trade association activities that (i) are not competitive with, and do not present a conflict of interest with, the business of the Company and (ii) do not adversely interfere with his obligations to the Company in any material respect. It is understood that Executive shall be permitted to continue serving on the boards of directors of SenesTech, Inc. (Nasdaq: SNES) and INVO Fertility, Inc. (Nasdaq: IVF) (or any successor entities thereto), so long as such service (i) is not competitive with, and does not present a conflict of interest with, the business of the Company and (ii) does not adversely interfere with his obligations to the Company in any material respect.

4. Term of Agreement. The Term of this Agreement shall commence on October 8, 2026 (the “Commencement Date”) and shall continue for a period of one (1) year from the Commencement Date (the “Initial Term”), unless sooner terminated as provided in Section 7 below. Following the expiration of the Initial Term, this Agreement shall automatically renew for successive one (1)-year periods (each, a “Renewal Term”), unless either Party provides written notice of non-renewal to the other Party at least sixty (60) days prior to the expiration of the then-current Initial Term or Renewal Term, as applicable. The Company’s decision not to renew this Agreement shall be deemed a Termination without Cause as that phrase is defined below. The Initial Term, together with any Renewal Term(s), is referred to herein as the “Term.” Notwithstanding any other provision of this Agreement to the contrary, the first six (6) months of the Initial Term shall constitute a probationary period (the “Probationary Period”), during which the Company may terminate Executive’s employment at any time, with or without Cause and with or without reason, upon written notice to Executive. In the event of such termination during the Probationary Period, Executive shall be entitled only to (i) the compensation and benefits otherwise payable to Executive under Section 5 hereof through the date of termination, including any accrued but unused vacation pay and any expense reimbursements due and owing to Executive, and (ii) a lump-sum severance payment equal to four (4) weeks of Executive’s then-current Base Salary, payable within thirty (30) days following the date of termination, conditioned upon Executive signing and not revoking a General Release of all claims in a form to be determined by the Company. Executive shall not be entitled to any other payments or severance of any kind in connection with a termination during the Probationary Period.

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5. Compensation and Benefits.

5.1 Base Salary. Executive’s initial base salary shall be at the per annum rate of $450,000 (the “Base Salary”). Executive’s Base Salary shall be subject to annual review for increase (but not decrease) at such time as the Company conducts salary reviews for similarly situated executives generally. Nothing herein requires or precludes any raise in Executive’s Base Salary at any time during the Term. The Base Salary shall be payable as earned in accordance with the Company’s regular payroll schedule for salaried employees as in effect from time to time (but in no event shall such Base Salary be paid less than once per month). In addition, a formal review of Executive’s Base Salary and overall compensation will be conducted following any successful Nasdaq uplisting, at which time the Parties will discuss whether any amendments to this Agreement are warranted.

5.2 Annual Bonus. In respect of each calendar year during the Term, commencing with 2027, and ending with the last year ending prior to the Term Expiration Date, Executive will be eligible to earn an annual cash bonus (the “Annual Bonus”) targeted at fifty percent (50%) of Base Salary, based upon the achievement by the Company and/or Executive of performance targets established by the Board in its sole discretion; provided that no Annual Bonus shall be earned for such years unless the applicable performance targets are met. The Annual Bonus shall be paid as soon as practicable following completion of the applicable year but in no event later than February 28 of the calendar year following the end of the year to which such Annual Bonus relates.

5.3 LTI Eligibility. The Company operates the Stark Focus Group Inc. Equity Incentive Plan, or other such plan as modified, amended or replaced from time to time. Under the terms of the Stark Focus Group Inc. Equity Incentive Plan, employees are awarded equity incentive awards as part of the Long-Term Incentive (“LTI”) program. During his employment, subject to performance and Board approval, with the Board retaining sole discretion over whether to make any award, Executive will be eligible to participate in the LTI program and to receive fifty percent (50%) to seventy-five percent (75%) of Base Salary, each year, starting in 2027. In order to be eligible to earn an LTI award, it is a condition precedent that Executive shall be employed in good standing through the date of grant of such LTI award. Any LTI award shall be subject to the terms and conditions of the Stark Focus Group Inc. Equity Incentive Plan and an award agreement.

5.4 Equity. In consideration of Executive entering into this Agreement and as an inducement to join the Company, promptly following (and in no event later than thirty (30) days after) the date on which the Company’s Common Stock, par value $0.0001 (the “Common Stock”) is first listed and begins trading on The Nasdaq Stock Market LLC or any successor thereto (such date, the “Uplisting Date”), the Company will grant to Executive fully vested equity awards of Common Stock having an aggregate grant date fair value of Two Hundred Thousand Dollars ($200,000) (the “Uplisting Equity Award”). The number of shares of Common Stock underlying the Uplisting Equity Award shall be derived by dividing the grant date fair value of the award by the fair market value of a share of Common Stock on the applicable date of grant. The Uplisting Equity Award shall be subject to the terms and conditions of the Stark Focus Group Inc. Equity Incentive Plan and an award agreement. The per share fair market value of a share of Common Stock shall be reasonably determined by the Board and for the avoidance of doubt, such valuation shall be determined in conformance with Treasury Regulation §1.409A-1(b)(5)(iv)(B). All other terms and conditions of such award shall be governed by the terms and conditions of the Stark Focus Group Inc. Equity Incentive Plan, and the applicable award agreement(s). For the avoidance of doubt, Executive must be employed by the Company in good standing on the Uplisting Date to be eligible to receive the Uplisting Equity Award,

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5.5 Uplist Payment. If Executive’s employment ends before the Uplisting Date because of a Termination without Cause, a Probationary Termination for a reason other than Cause, a Resignation for Good Reason, or the Company’s decision not to renew this Agreement, and the Uplisting Date occurs within six (6) months after Executive’s employment ends, the Company shall pay Executive $200,000 in cash within fifteen (15) days after the Uplisting Date in lieu of the Uplisting Equity Award under Section 5.4. The payment under this Section 5.5 is due notwithstanding the continued-employment requirement in Section 5.4 and the limitations on post-termination payments in Sections 4 and 8.2.

5.6 Benefits; Personal Time Off. During his employment, Executive will be eligible to participate in the standard benefits plans offered to similarly situated employees by the Company from time to time, subject to plan terms and generally applicable Company policies. However, nothing herein precludes the Company from amending or terminating any benefit the Company offers. During his employment, Executive will be eligible to earn Paid Time Off in accordance with the Company’s policies, as may be amended from time to time.

5.7 Expense Reimbursement. During Executive’s employment, upon presentation of verifiable invoices and/or other documentation as may be requested by the Company, and subject to the Company’s expense reimbursement policies, the Company shall reimburse Executive for the reasonable costs and expenses that Executive necessarily incurs in connection with the performance of his duties and obligations under this Agreement.

5.8 Insurance. Executive shall be covered by the Company’s Director’s and Officer’s Liability Insurance, in the same manner and to the same extent as other executive officers of the Company. In addition, Executive shall be covered by the Company’s workers’ compensation insurance.

6. Confidentiality; Intellectual Property; Proprietary Rights.

6.1 Confidential Information. Executive agrees and acknowledges that the Company and its affiliates have developed Confidential Information at great time and expense and further agrees that the Company will continue to provide Executive with access to Confidential Information and specialized training. Executive covenants and agrees that, except to the extent the use or disclosure of any Confidential Information is required to carry out Executive's assigned duties with the Company or any of its affiliates, during Executive's employment with the Company and at all times thereafter: (a) Executive shall keep strictly confidential and not disclose to any person not employed by the Company any Confidential Information; and (b) Executive shall not use for Executive or for any other person or entity any Confidential Information.

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(a) “Confidential Information” means all confidential, proprietary or business information related to the business of the Company or any of its affiliates that is furnished to, obtained by, or created by Executive during Executive's employment with the Company and which could be used to harm or compete against the Company or any of its affiliates. Confidential Information includes, by way of illustration, such information relating to: (a) formulae and processes used to calculate and negotiate prices to be charged customers; (b) employee performance metrics and other personnel information; (c) customers, including customer lists, customer lanes, rates, preferences, contact information and billing histories; (d) finances, including financial statements, balance sheets, sales data, forecasts, and cost analyses; (e) plans and projections for business opportunities for new or developing business, including marketing concepts and business plans; (f) research and development activities, technical data, computer files, and software; and (g) operating methods, business processes and techniques, services, products, prices, costs, service performance, and operating results.

(b) Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation or order. Except as otherwise provided by law, Executive shall provide written notice of any such order to an officer of the Company within twenty-four (24) hours of receiving such order where possible, but in any event sufficiently in advance of making any disclosure to permit the Company to contest the order or seek confidentiality protections, as determined in the Company's sole discretion.

(c) Further, Executive understands that nothing in this Agreement, including the foregoing, prevents Executive or an attorney on Executive's behalf from communicating with the Equal Employment Opportunity Commission, the Securities and Exchange Commission, the National Labor Relations Board, the Department of Labor, the California Civil Rights Department, or any other governmental authority, including state and local agencies, and making a report in good faith of possible violations of securities or other laws or regulations to a governmental authority, or cooperating with or participating in a legal proceeding relating to such violations.

(d) Additionally, Executive understands and agrees that nothing in the Confidential Information definition set forth above encompasses (or places any restriction upon Executive's discussions regarding) employee wages, employee benefits, payroll information and other terms and conditions of employment, nor does anything in this Agreement interfere with in any way, restrict or impede any right any employee may have to engage in activity protected by Section 7 of the National Labor Relations Act without fear of retaliation, and/or any state or local laws protecting an employee's right to discuss wages, terms and conditions of employment, or other protected activities.

6.2 Defend Trade Secrets Act Notice. Pursuant to 18 U.S.C. § 1833(b), an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

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6.3 Intellectual Property Assignment. Executive shall promptly and fully disclose all Intellectual Property (as defined below) to the Company. Executive acknowledges and agrees that all right, title and interest in and to any and all Intellectual Property shall be the sole and exclusive property of the Company. Executive hereby irrevocably assigns and agrees to assign to the Company, without further consideration, Executive's entire right, title and interest in and to all Intellectual Property, including all intellectual property rights therein (including all patents, copyrights, trademarks, trade secrets and other proprietary rights). To the extent any Intellectual Property constitutes a copyrightable work, it shall be deemed a "work made for hire" as defined under the United States Copyright Act (17 U.S.C. § 101), and if any such work is determined not to be a work made for hire, Executive hereby irrevocably assigns to the Company all right, title and interest in and to such work, including all copyrights therein. To the extent permitted by applicable law, Executive hereby irrevocably waives and agrees never to assert any moral rights Executive may have in or to any Intellectual Property, even after termination of Executive's employment with the Company.

(a) “Intellectual Property” means any invention, formula, process, discovery, development, design, innovation, improvement, trade secret, work of authorship, creative work, computer program, algorithm, technology, technique, or know-how, whether or not patentable or copyrightable, that is made, conceived, reduced to practice, authored or created by Executive, solely or jointly with others, during Executive's employment with the Company (including during any period of employment prior to the Effective Date, if applicable) and that: (a) is developed using the equipment, supplies, facilities, resources or trade secret information of the Company or any of its affiliates; (b) results from or is suggested by any work performed by Executive for or on behalf of the Company or any of its affiliates; or (c) relates at the time of conception, creation or reduction to practice to: (i) the business of the Company or any of its affiliates, or (ii) the actual or demonstrably anticipated research or development of the Company or any of its affiliates. California Labor Code Section 2870 Notice: Pursuant to California Labor Code Section 2870, the requirements of this Section shall not apply to any invention that Executive develops entirely on his own time without using the Company's equipment, supplies, facilities, or trade secret information, except for those inventions that either: (a) relate at the time of conception or reduction to practice of the invention to the Company's business, or actual or demonstrably anticipated research or development of the Company; or (b) result from any work performed by Executive for the Company. A copy of California Labor Code Section 2870 is attached hereto as Exhibit A.

(b) Cooperation; Power of Attorney. Executive agrees to assist the Company, or its designee, at the Company's expense, in every proper way to secure the Company's rights in Intellectual Property and any copyrights, patents, trademarks, trade secrets or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive right, title and interest in and to such Intellectual Property, and any copyrights, patents, trademarks, trade secrets or other intellectual property rights relating thereto. Executive further agrees that Executive's obligation to execute or cause to be executed, when it is in Executive's power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable, because of Executive's mental or physical incapacity or for any other reason, to secure Executive's signature to apply for or to pursue any application for any United States or foreign patents, copyrights, trademarks or other intellectual property registrations covering Intellectual Property assigned to the Company as above, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive's agent and attorney in fact, to act for and in Executive's behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of such intellectual property protections thereon with the same legal force and effect as if executed by Executive.

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(c) Prior Inventions. Executive has identified on Exhibit B attached hereto a complete list of all inventions, original works of authorship, developments, improvements and trade secrets that were made by Executive prior to Executive's employment with the Company (collectively, “Prior Inventions”), that belong to Executive and that relate to the Company's business, products, or research and development, and that are not assigned to the Company hereunder. If no such list is attached, Executive represents that there are no such Prior Inventions. Executive agrees that Executive will not incorporate, or permit to be incorporated, any Prior Invention owned by Executive or in which Executive has an interest into any Company product, process or service without the Company's prior written consent. If, in the course of Executive's employment with the Company, Executive incorporates into any Company product, process or service a Prior Invention owned by Executive or in which Executive has an interest, Executive hereby grants to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, worldwide license to make, have made, modify, use, sell, offer to sell, import, reproduce, distribute, display and perform (whether publicly or otherwise), prepare derivative works of, sublicense and otherwise exploit and exercise all rights in such Prior Invention as part of or in connection with such product, process or service.

(d) Return of Company Materials. Upon the termination of Executive's employment with the Company for any reason, or at any time upon the Company's request, Executive will promptly deliver to the Company, and will not keep in Executive's possession, recreate or deliver to anyone else, any and all Company property, including, without limitation, all Confidential Information, all tangible embodiments of Intellectual Property, all devices and equipment belonging to the Company (including computers, handheld electronic devices, telephone equipment, and other electronic devices), Company credit cards, records, data, notes, notebooks, reports, files, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, photographs, charts, any other documents and property, and reproductions of any of the foregoing items, including any items and copies maintained in electronic form, that were developed by Executive pursuant to Executive's employment with the Company, obtained by Executive in connection with Executive's employment with the Company, or otherwise belonging to the Company, its successors or assigns.

6.4 Proprietary Information and Inventions Assignment Agreement. In addition to the foregoing, Executive may be requested to, and if so will, execute and be bound by a Proprietary Information and Inventions Assignment Agreement (the "Confidential Information Agreement"), by and between Executive and the Company, in a form to be determined by the Company. The Confidential Information Agreement shall survive termination of Executive's employment for any reason. Executive acknowledges and agrees that Executive's execution of the Confidential Information Agreement is a condition of employment with the Company.

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6.5 Survival. The obligations and liabilities of Executive under this Section 6 shall survive the termination of this Agreement and Executive's employment with the Company without regard to the manner of such termination.

7. Termination.

7.1 Events of Termination. Executive’s employment with the Company shall terminate upon any one of the following:

(a) The Company’s termination of Executive during the Probationary Period pursuant to Section 4 (“Probationary Termination”); or

(b) The Company’s termination of Executive for Cause as defined under Section 7.2 below (“Termination for Cause”); or

(c) The Company’s termination of Executive without Cause, effective upon written notice, which notice can be given by the Company at any time after the Effective Date at the Company’s sole discretion, for any reason or for no reason (“Termination without Cause”); or

(d) the effective date of a written notice sent to the Company from Executive stating that Executive is electing to terminate his employment with the Company, which, if not during the Probationary Period, must provide at least 90 days advance notice of the termination (“Voluntary Termination”); or

(e) Executive’s resignation for Good Reason as defined under Section 7.3 below (“Resignation for Good Reason”).

7.2 “Cause” Defined. “Cause” shall consist only of the Board’s good faith determination of Executive’s: (a) repeated failure to perform Executive’s assigned duties or responsibilities after receiving written notice thereof from the Company; (b) engaging in any act of fraud, theft, misappropriation, embezzlement or misrepresentation involving the Company or its assets; (c) violation of any federal, state, or local law or regulation applicable to the Company’s operations; (d) material breach of any material term of this Agreement, the Confidential Information Agreement or any other agreement between Executive and the Company; (e) being convicted of, or entering a plea of nolo contendere to, any felony or any crime of moral turpitude; (f) willful misconduct or gross negligence in the performance of Executive’s duties hereunder or the willful failure or refusal to perform Executive’s duties hereunder; (g) one or more reports of Executive’s conduct are made that bring Executive or the Company into public disrepute; (h) material breach or violation of any material company policy; or (i) Executive’s physical or mental inability to perform the essential functions of Executive’s position for 90 consecutive days or 120 days in any consecutive 365-day period, including due to Executive’s death. In the event that the Company deems Executive to have engaged in conduct that would warrant the termination of Executive’s employment pursuant to subdivisions (a), (d), (g) or (h) above, the Company will provide written notice to Executive identifying the offending conduct. Executive will then have ten (10) business days to cure the reported breach or offending conduct without cost or liability to the Company, and will be terminated for “Cause” only if the identified breach or other conduct is not cured, in the good faith determination of the Board, within ten (10) business days from the date of the notice provided to Executive by the Company. With regard to subdivision (i) above, Executive hereby agrees that providing a leave of absence beyond these indicated time periods as a form of disability accommodation under state or federal law would not be an effective or reasonable accommodation and would cause undue hardship for the Company in light of Executive’s position.

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7.3 “Good Reason” Defined. “Good Reason” shall mean the occurrence of any of the following events without Executive’s prior written consent: (a) a material diminution in Executive’s Base Salary (other than a reduction of no more than ten percent (10%) that is applied proportionately to all similarly situated executives of the Company); (b) a material breach by the Company of any material provision of this Agreement; or (c) a relocation of Executive’s principal place of employment by more than thirty (30) miles from Carlsbad, California. Notwithstanding the foregoing, Executive may not resign for Good Reason unless: (i) Executive provides written notice to the Company of the existence of the condition constituting Good Reason within thirty (30) days of the initial existence of such condition; (ii) the Company fails to remedy the condition within thirty (30) days following receipt of such written notice (the “Cure Period”); and (iii) Executive’s resignation is effective within thirty (30) days following the expiration of the Cure Period. If the Company cures the condition during the Cure Period, Good Reason shall be deemed not to have occurred with respect to such condition. For the avoidance of doubt, Executive’s continued employment during the notice and Cure Period shall not constitute a waiver of Executive’s right to resign for Good Reason.

8. Effect of Termination.

8.1 Termination for Cause. In the event of any Termination for Cause, or in the event of a Voluntary Termination (other than a resignation for Good Reason), the Company shall pay Executive or his heirs the compensation and benefits otherwise payable to Executive under Section 5 hereof through the date of termination, including but not limited to any accrued but unused vacation pay provided in Section 5.6, and any expense reimbursements due and owing to Executive. Executive’s rights under the Company’s benefit plans shall be determined under the provisions of those plans, if any. Executive shall not be entitled to or receive any other payments or severance of any kind, including, but not limited to, any Annual Bonus. For the avoidance of doubt, in the event of a termination during the Probationary Period (whether for Cause or without Cause), the severance provisions of Section 4 shall apply in lieu of Section 8.1 or 8.2.

8.2 Termination Without Cause or Resignation for Good Reason. In the event a Termination without Cause or a resignation for Good Reason occurs after the expiration of the Probationary Period and prior to the end of the Term, then:

(a) The Company shall pay Executive the compensation and benefits otherwise payable to Executive under Section 5 hereof through the date of termination, including but not limited to any accrued but unused vacation pay provided in Section 5.6, and any expense reimbursements due and owing to Executive.

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(b) Conditioned upon and in exchange for Executive signing and not revoking a General Release of all claims in a form to be determined by the Company, which will include obligations with respect to confidentiality, cooperation, and non-disparagement, which must be effective and irrevocable within sixty (60) days after the Executive’s Termination without Cause or resignation for Good Reason (such effective date is referred to herein as the “Start Date”), (i) all equity awards under the Stark Focus Group Inc. Equity Incentive Plan granted to Executive that are unvested and which vesting criteria is solely limited to the passage of time (which for purposes of clarification, expressly excludes any performance based vesting criteria) will accelerate and vest upon the date on which the General Release becomes effective and irrevocable, and (ii) the Company shall pay to Executive a total aggregate amount equal to: the sum of (A) three (3) months of Executive’s then-current Base Salary, plus (B) any Annual Bonus to which Executive is entitled at the time of termination under the express terms of any applicable grant of such Annual Bonus by the Board including, but not limited to, satisfaction at such time of the performance targets established by the Board in its sole discretion for entitlement to such Annual Bonus (the “Severance Payment”). The Severance Payment shall be payable on the Company’s first payroll date after the 30th day following the date on which the General Release becomes effective and irrevocable.

(c) Executive shall not receive any other payments or severance of any kind, except as expressly set forth in this subsection. In the event of a termination during the Probationary Period, the severance provisions of Section 4 shall govern in lieu of this Section 8.2. In the event of a Termination for Cause or a Voluntary Termination (other than a resignation for Good Reason), Executive shall not be entitled to receive any Severance Payments, and will receive only the compensation and benefits otherwise payable to Executive under Section 5 hereof through the date of termination, including but not limited to any accrued but unused vacation pay provided in Section 5.6, and any expense reimbursements due and owing to Executive.

9. Miscellaneous.

9.1 Severability. In the event that any provision of this Agreement shall be unenforceable or inoperative as a matter of law, such provision shall be severed from this Agreement, and the remaining portions or provisions of this Agreement shall remain in full force and effect.

9.2 Arbitration. Simultaneously with execution of this Agreement, Executive and the Company shall enter into an Arbitration Agreement in a form to be determined by the Company. The Arbitration Agreement shall govern any and all disputes arising out of or related to this Agreement (except as may be expressly excluded therein) and shall survive termination of Executive’s employment for any reason. Execution of the Arbitration Agreement by Executive is required as a condition of employment with the Company.

9.3 Prior Obligations. This Agreement is contingent upon there being no contractual impediments or obligations which would restrict Executive’s employment with the Company. In addition, this offer is made with the understanding that Executive will not bring to the Company any confidential or proprietary information belonging to any of Executive’s previous employers and that Executive will refrain from disclosing to the Company, or using while employed by the Company, any such confidential or proprietary information. Furthermore, Executive is expected to comply with any non-disclosure, non-compete, non-solicitation and other provisions of agreements with Executive’s previous employers. Executive acknowledges and represents that, as a condition of employment with the Company, Executive is not subject to any agreement with any former employer or other company or business that will limit Executive’s ability to perform Executive’s job duties for the Company in any way.

9.4 No Waiver. All waivers hereunder shall be in writing. No waiver by any Party of any breach or anticipated breach of any provision of this Agreement by the other Party shall be deemed a waiver of any other contemporaneous, preceding or succeeding breach or anticipated breach, whether or not similar.

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9.5 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, representatives, executors, administrators, successors and assigns. The Company is free to assign this Agreement, but only if the assignee is a financially responsible party that assumes the Company’s obligations hereunder, and is (i) a corporation or other entity with or into which the Company may merge or consolidate or to which the Company may transfer all or substantially all of its assets or at least 50% of its equity, or (ii) an affiliate of the Company or otherwise a corporation or other entity under common ownership, control or management with the Company. Executive may not assign any or all of his rights or duties hereunder to any other individual or entity.

9.6 Entire Agreement. This Agreement and the other agreements referenced herein constitute the entire agreement between the Parties pertaining to the subject matter contained herein and supersede all prior agreements, representations and understandings of the Parties pertaining to such subject matter.

9.7 Amendment. This Agreement may not be amended, supplemented, canceled or discharged except by written instrument executed by the Parties.

9.8 Counterparts. This Agreement may be executed and delivered in any number of counterparts (including by email with scanned attachment or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (including DocuSign)) and upon such execution and delivery, such counterparts shall have the same force and effect as an original and together shall constitute one and the same instrument.

9.9 Governing Law. This Agreement and the rights of the Parties hereunder shall be governed by and construed in accordance with the laws of the State of California, including all matters of construction, validity, performance and enforcement, and without giving effect to principles of conflict of laws. Notwithstanding the foregoing, Section 9.2 of this Agreement will be interpreted and enforced pursuant to the Federal Arbitration Act, 9 U.S.C. Section 1, et seq., and California state law only to the extent that it is consistent with the Federal Arbitration Act and does not preclude or delay arbitration or apply to void or invalidate the portions of this Agreement pertaining to arbitration.

9.10 Advice of Counsel. Executive acknowledges that he has been advised to seek independent legal counsel for advice regarding the effect of the terms and provisions hereof and has obtained such advice of independent legal counsel to the extent he wishes to do so.

9.11 Survival. Expiration or termination of this Agreement or of Executive's employment, whether initiated by the Company or Executive and regardless of the reason therefor, shall not affect the continuing obligations of the Parties under this Agreement that by their nature are intended to survive such expiration or termination, including but not limited to Section 6 (Confidentiality; Intellectual Property; Proprietary Rights), Section 8 (Effect of Termination), Section 9 (Miscellaneous) and Section 10 (Code Section 409A), all of which shall remain in full force and effect in accordance with their respective terms.

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10. Code Section 409A.

10.1 The Parties agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986 (as amended and restated, the “Code”) and the regulations and guidance promulgated thereunder to the extent applicable (collectively “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. In no event whatsoever will the Company be liable for any additional tax, interest or penalties that may be imposed on Executive under Code Section 409A or any damages for failing to comply with Code Section 409A.

10.2 A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered “nonqualified deferred compensation” under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of Executive’s “separation from service”, and (ii) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 10.2 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed on the first business day following the expiration of the Delay Period to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

10.3 With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits, to be provided in any other taxable year, provided, that, this clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.

10.4 For purposes of Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

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10.5 Taxes; Withholding. The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation. In the event that the Company fails to withhold any taxes required to be withheld by applicable law or regulation, Executive agrees to indemnify the Company for any amount paid with respect to any such taxes, together with any interest, penalty and/or expense related thereto, to the extent arising or resulting from any action or omission of Executive, or from information provided (or required to be provided but not provided) by Executive. Notwithstanding any other provision to the contrary, in no event shall any payment under this Agreement that constitutes "deferred compensation" for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

IN WITNESS WHEREOF, the Company and Executive have executed this Executive Agreement as of the date first above written.

COMPANY STARK FOCUS GROUP, INC.
By:	/s/ John Lipman
Name: John Lipman Title: Chief Executive Officer
EXECUTIVE MATTHEW SZOT
/s/ Matthew Szot

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Exhibit A

California Labor Code Section 2870

Section 2870. Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

Exhibit B

List of Prior Inventions

None.